 Exhibit 99.1

OTCQX: YGYI Announces Addition of Kevin Allodi and Paul Sallwasser To Its Board of Directors

Company Expands Board to Increase Breadth of Experience In Preparation for Nasdaq Uplisting

SAN DIEGO, Calif. --- June 5, 2017 - Youngevity International, Inc. (OTCQX: YGYI), a leading omni-direct lifestyle company, today announced Kevin Allodi and Paul Sallwasser have joined the company’s Board of Directors. The board additions come after the recent organizational changes to streamline operations and focus key subsidiaries on attaining profitability as the company prepares for its uplisting to the Nasdaq Capital Market.

Mr. Allodi and Mr. Sallwasser offer invaluable experience to Youngevity as it prepares for the next critical stage of growth. Moreover, their appointments increase the number of independent directors serving on the board to four members, who now represent a majority of the Board. Mr. Allodi is a veteran of the communications and mobile software industry, having served as President/ Corporate Vice President of internet billing & customer management start‐up Portal Software, Inc., (NASDAQ:PRSF) and aiding in its successful IPO in 1999 and helping Portal achieve peak annual sales of $268M and a market cap of $6B. Portal was ultimately sold to Oracle Corporation (NASDAQ:ORCL) in 2006. Mr. Allodi’s broad experience in various vertical markets, serving as an advisory board member for several portfolio companies, and his expertise in Media and raising capital should be an asset to the Board and Youngevity. Mr. Sallwasser’s professional background and his corporate governance knowledge serve as the basis for his position on the Board. Both new board members’ insights from careers with exchange-traded publicly held companies are expected to be vital as Youngevity prepares for its uplisting.

“Kevin Allodi’s broad leadership experience in multiple markets combined with his operational and technologically based experience across several verticals provides the hands on practices that we expect will be instrumental to our Board,” said Steve Wallach, CEO of Youngevity. “Additionally, Paul Sallwasser’s impressive history with Ernst & Young including his vast experience in corporate governance and his experience with the PCAOB should resonate strongly with all our shareholders. Both Paul and Kevin will serve on the audit committee and should bring considerable strength and experience to that committee.”

Paul Sallwasser, a certified CPA, joined the audit staff of Ernst & Young LLP in 1976 and remained with Ernst & Young LLP for 38 years. Mr. Sallwasser served a broad range of clients primarily in the healthcare and biotechnology industries of which a significant number were SEC registrants. He became a partner of Ernst & Young in 1988 and from 2011 until he retired from Ernst & Young LLP Mr. Sallwasser served in the national office as a member of the Quality and Regulatory Matters Group working with regulators and the Public Company Accounting Oversight Board (PCAOB).

Mr. Sallwasser also qualifies as an “audit committee financial expert,” as defined by the rules of the SEC, and serves as the basis for his position on the Board and its audit committee.

Mr Sallswasser stated, “I appreciate the opportunity to join the outstanding members of this Board and look forward to helping to guide the Company in the next stage of its growth and development as a NASDAQ listed registrant.”

Kevin Allodi, is currently CEO & Co-Founder of Philo Broadcasting, a media holding company that includes award-winning digital content studio Philo Media and a broadcast television production company Backyard Productions. Philo is headquartered in Chicago with production offices in Los Angeles. Prior to joining Portal (described above) Mr. Allodi spent ten years with Communications Industry Division of Computer Sciences Corporation (NYSE:CSC) where he was VP Global Billing & Customer Care practice. Currently, Mr. Allodi also serves as a Managing Partner of KBA Holdings, LLC, a private equity investment firm active in the digital media, hi-tech, alternative energy and bio-tech industries. Mr. Allodi serves as a partner, Limited partner, director and/or advisory board member to several portfolio companies including G2T3V LLC, uBid, LynxIT Solutions, Ridge Partners LLC, Social Ventures Partners Chicago and is on the Board of Directors of FNBC Bank & Trust.

“I have been impressed with Youngevity’s business model and intrigued by what has been accomplished both in their coffee division and their direct selling division over the last several years. I feel Youngevity will benefit greatly from an up listing to Nasdaq Capital Markets and I look forward to the contributions I can make as a member of their Board of Directors” said, Mr. Allodi.

Youngevity was founded upon the pioneering principles of Dr. Joel Wallach; always looking forward to the betterment of society. Today Youngevity continues to meet this mission with groundbreaking products, innovative services and a fulfilling business opportunity individually defined through flexibility and personal lifestyle choices. And in this Pursuit of Betterment, the Company continues to build and grow its Youngevity Be the Change Foundation. 100% of the profits from Youngevity Be the Change Coffee, and other special products highlighted on the Foundation website finance Foundation operations.

About Youngevity International, Inc.
Youngevity International, Inc. (OTCQX: YGYI), is a leading omni-direct lifestyle company - offering a hybrid of the direct selling business model, that also offers e-commerce and the power of social selling. Assembling a virtual Main Street of products and services under one corporate entity, Youngevity offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. The Company was formed in the course of the summer 2011 merger of Youngevity Essential Life Sciences with Javalution® Coffee Company (now part of the company's food and beverage division). The resulting company became Youngevity International, Inc. in July 2013. For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements regarding the expected uplisting to the Nasdaq Capital Market, the expected contribution of Mr. Allodi and Mr. Sallwasser to our company. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of Mr. Allodi and Mr. Sallwasser to contribute to our company, and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Media Contact:

Bobbie Wasserman for Youngevity
bobbie@wave2alliances.com
P: 866.570.4441

Investor Contact:

Chuck Harbey
PCG Advisory Group
charbey@pcgadvisory.com
646.863.7997